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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-131645 of Metropolitan Series Fund, Inc. on Form N-14AE of our report dated December 20, 2005 relating to the financial statements of Strategic Equity Portfolio, a series of The Travelers Series Trust, for the year ended October 31, 2005 in the Prospectus/Proxy Statement, which is a part of such Registration Statement.

We also consent to the reference to us under the heading "Financial Statements and Experts" in such Prospectus/Proxy Statement and to the reference to us under the heading "Other Services--Independent Registered Public Accounting Firm" in the corresponding Statement of Additional Information.

/s/ Deloitte & Touche LLP
Boston, Massachusetts
March 10, 2006